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                                                                     EXHIBIT 3.6

                            U.S. PLASTIC LUMBER CORP.

                           CERTIFICATE OF AMENDMENT TO
                 THE CERTIFICATE OF DESIGNATION OF PREFERENCES,
                           RIGHTS, AND LIMITATIONS OF
                      SERIES E PREFERRED STOCK, 10% COUPON

         The undersigned, being the Chief Financial Officer of U.S. Plastic Lumber Corp., a Nevada corporation (the "Corporation"), in accordance with the provisions of Section 78.1955 of Nevada Revised Statutes, as amended ("NRS"), do hereby certify:

         That, pursuant to the authority conferred upon the board of directors of the Corporation (the "Board of Directors") by the Restated Articles of Incorporation and pursuant to the provisions of NRS, the Board of Directors, on October 19, 2000, duly adopted resolutions providing for the issuance of one series, aggregating Two Million Eight Hundred and Fifty Seven Thousand One Hundred and Forty Three (2,857,143) shares, of the Series E Preferred Stock, stated value $1.75 and par value $.001 per share.

         That, (i) pursuant to the authority vested in the Board of Directors by the Corporation's Restated Articles of Incorporation and Amended and Restated Bylaws, the Board of Directors, acting at a duly convened meeting of the Board of Directors held on March 4, 2002, adopted a resolution to amend and restate the Certificate of Designation of Preferences, Rights, and Limitations of the Series E Preferred Stock, 10% Coupon (the "Certificate of Designation"), filed with the Office of the Nevada Secretary of State on February 20, 2001, and (ii) in accordance with Section 78.1955(3) of NRS and the applicable terms of the Restated Articles of Incorporation of the Corporation, the holder of the Series E Preferred Stock, 10% Coupon, acting by written consent dated as of March 4, 2002, approved such resolution to amend and restate the Certificate of Designation, all as contemplated by Section 78.1955(3) of NRS, which resolution is as follows:

         RESOLVED, that the Corporation be, and it hereby is, authorized to amend and restate the Certificate of Designation as follows:

         1. Designation. The designation of the series of stock created by this resolution shall be "Series E Preferred Stock, 10% Coupon" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be Two Million Eight Hundred and Fifty Seven Thousand One Hundred and Forty Three (2,857,143). Each share of the Series E Preferred Stock shall have a stated value equal to $1.75 (the "Stated Value"). The Series E Preferred Stock does not entitle the holder thereof to voting rights, except as may be required by law. Each share of the Series E Preferred Stock is convertible: (i) at the option of the holder into common stock of the Corporation ("Common Stock") at the rate of 1 share of Common Stock for each share of the Series E Preferred Stock, and (ii) mandatorily converted into Common Stock on March 31, 2002.


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         2.       Interest. The 10% Coupon ("interest") shall be paid on the
Series E Preferred Stock monthly in arrears on a cash basis commencing on date of funding, at a rate of 10% per annum, and prorated if redemption or conversion occurs prior to the end of any quarter. At the option of the holder, the Corporation may pay the interest in whole or in part on a payment in kind, the Series E Preferred Stock, basis at any time. The first monthly interest payment shall be made on January 15, 2001 and then monthly thereafter. Interest payments shall cease effective with the date of conversion into Common Stock.

         3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series E Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of preferred stock of the Corporation ranking junior thereto, out of the remaining net assets of the Corporation, the Stated Value of the Series E Preferred Stock. After such payment shall have been made in full to the holders of the outstanding Series E Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series E Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series E Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation.

         In the event that, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of the Series E Preferred Stock, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the Series E Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking, on a parity with the shares of the Series E Preferred Stock upon such liquidation unless proportionate distributive amounts shall be paid on account of each share of the Series E Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of the Series E Preferred Stock, are respectively entitled upon such liquidation.

         4. Conversion of the Series E Preferred Stock into Common Stock. Each share of the Series E Preferred Stock shall be: (i) convertible at the option of the holder thereof pursuant to Paragraph 4(a) below and (ii) automatically and mandatorily converted upon the occurrence of the event described pursuant to Paragraph 4(b) below. In either event, any such shares of the Series E Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock.

                  (a) Voluntary Conversion. Subsequent to December 31, 2001, the holder of any shares of the Series E Preferred Stock shall have the right to convert any such shares into fully paid and nonassessable shares of Common Stock in accordance with the Conversion Ratio (defined in Paragraph 4(c)(1) below); as the same may be adjusted from time to time. In order to convert the shares of the Series E Preferred Stock into Common Stock, the holder shall surrender at the office of any transfer agent for the Corporation, a certificate(s) therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he or


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she elects to convert such shares. Shares of the Series E Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion and the person(s) entitled to receive shares of Common Stock issuable upon such conversion shall be treated, for all purposes, as the record holder(s) of such shares of Common Stock at such time. As promptly as practicable after the conversion, the Corporation shall issue and deliver at said offices a certificate(s) for the number of full shares of Common Stock issuable upon such conversion, to the person(s) entitled to receive the same. The Corporation shall issue the certificate(s) for Common Stock in the name(s) so designated with such legends affixed or restrictions imposed as required by federal or state securities laws as determined by legal counsel for the Corporation; provided that the Corporation is not advised by its counsel that the issuance of such certificate(s) would be in violation of federal or state securities laws.

                  (b) Mandatory Conversion. Subject to any other provision of this Paragraph 4, each holder of record of any shares of the Series E Preferred Stock shall convert such holder's share(s) of the Series E Preferred Stock, in whole or in part, in accordance with the Conversion Ratio (defined in Paragraph 4(c)(1) below), subject to the adjustments set forth below, on March 31, 2002 ("Automatic Conversion Date").

                  (c) Additional Provisions Applicable to All Conversions. Any conversion of the Series E Preferred Stock into Common Stock pursuant to this Paragraph 4 shall be subject to the following additional terms and provisions:

                           (1)      All shares of the Series E Preferred Stock
shall be convertible (or, as the case may be, automatically converted) into Common Stock at the rate of 1 share of Common Stock for each share of the Series E Preferred Stock (the "Conversion Ratio"), subject to the adjustments set forth in this Paragraph 4(c) below.

                           (2)      Subject to compliance with all applicable
securities laws, as soon as practicable after the surrender for conversion of any certificate(s) representing the Series E Preferred Stock (in the case of an elective conversion) or after the mandatory conversion (as provided for in Paragraph 4(b)), the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to each holder of the Series E Preferred Stock, certificates representing, the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Except as otherwise provided herein, shares of the Series E Preferred Stock shall be deemed to have been converted, in the case of an elective conversion pursuant to Paragraph 4(a), as of the close of business on the date of the surrender for conversion of the certificates representing the Series E Preferred Stock, or in the case of an automatic conversion pursuant to Paragraph 4(b), as of the close of business on the Automatic Conversion Date, and in either case the rights of such holders of the Series E Preferred Stock shall cease, and the person(s) in whose name(s) the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder(s) of such Common Stock, at such time, or if such day shall not constitute a business day, then the close of business on the next succeeding business day.

                           (3)      The Corporation shall not be required to
issue any fractions of shares of Common Stock upon conversions of any shares of the Series E Preferred Stock. If


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more than one share of the Series E Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion of such Series E Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series E Preferred Stock so surrendered. If any interest in a fractional share would otherwise be deliverable upon the conversion of any shares of the Series E Preferred Stock, the Corporation shall not be required to issue any such fractional share interest or make a cash payment for any such fractional interest.

                  (4) In the event that the Corporation shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of any shares of the Series E Preferred Stock prior to the occurrence of such event shall be proportionately increased or decreased as the case may be, effective following the close of business on the record date for determination of Common Stock entitled to such sub-division or combination in either case at the close of business on the record date when such subdivision or combination was adopted by the Corporation.

                  (5) In the event that the Corporation shall be consolidated with or merged into any other corporation, provision shall be made as part of the terms of such consolidation or merger so that any holder of the Series E Preferred Stock may thereafter receive in lieu of Common Stock otherwise issuable to him upon conversion of his or her Series E Preferred Stock, but only in accordance with the conversion ratio stated in this Paragraph 4, the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to Common Stock.

                  (6) In the event that the Corporation shall at any time pay to the holders of Common Stock a dividend in Common Stock, the number of shares of Common Stock of the Corporation issuable upon any conversion of the Series E Preferred Stock shall be proportionately increased, effective following the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

                  (7) Such adjustments shall be made successively if more than one event listed in Paragraphs 4(c)(4), (5) or (6) shall occur; provided, however, that no adjustment need be made by the Corporation until such adjustments cumulatively aggregate at least five percent (5 %) of the then current Conversion Ratio.

                  (8) No adjustment of the Conversion Ratio shall be made by any event or occurrence other than those enumerated in this Paragraph 4(c).

                  (9) The issuance of certificates for shares of Common Stock upon conversion of any shares of the Series E Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record as the Series E Preferred Stock so converted, the person or persons requesting, the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.


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                  5.       Voting Rights. Except as otherwise required by law or
as otherwise specifically provided herein, the holders of the Series E Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof.

                  6. Ranking. As long as any shares of the Series E Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least a majority in number of the shares of the Series E Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to the Series E Preferred Stock in respect to rights upon dissolution, liquidation or winding up of the Corporation; provided, however, that the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series E Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series E Preferred Stock in respect to dissolution, liquidation or winding up of the Corporation.

                  7. Amendments. This Certificate of Designation may be amended by (i) the affirmative vote of not less than sixty percent (60%) of the holders of the Series E Preferred Stock outstanding at the time such amendment is proposed, or (ii) the affirmative vote of not less than two-thirds of the directors of the Corporation then holding office and entitled to vote on such amendment.


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                                       U. S. PLASTIC LUMBER CORP.


                                       By:
                                          -------------------------------------
                                       John W. Poling, CFO

                                       U. S. PLASTIC LUMBER CORP.


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STATE OF FLORIDA           )
                           )
COUNTY OF PALM BEACH       )

                  Before me, the undersigned authority, personally appeared John
 W. Poling who I personally know or has otherwise identified himself to my satisfaction to be the person described in and who executed the foregoing instrument as the Chief Financial Officer of U.S. Plastic Lumber Corp., a Nevada corporation, and did acknowledge before me that he had executed the same as such officer of said corporation by due and regular corporate authority.

                  WITNESS, my hand and official seal in the aforesaid County and State this ___ day of __________ 2002.



                                       ----------------------------------------
                                       Notary Public
                                       State of Florida


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